EXHIBIT 99.1

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For more information, contact:                                                                                                                                                           For Immediate Release
T. Scott Hatton
Vice President & CFO
(502) 329-2000

SYPRIS APPOINTS SERGIO L. M. de CARVALHO AS PRESIDENT
OF SYPRIS TECHNOLOGIES

LOUISVILLE, Ky. (June 4, 2007) - Sypris Solutions, Inc. (Nasdaq/NM: SYPR) announced today the appointment of Sergio L. M. de Carvalho to the position of Vice President of Sypris Solutions and as President of Sypris Technologies.  He will succeed John M. Kramer, who plans to retire effective July 9, 2007.  Mr. Carvalho will be located in Louisville, Kentucky and will report to Jeffrey T. Gill, the President and Chief Executive Officer of Sypris Solutions.

Mr. Carvalho will be joining Sypris following a successful career with ArvinMeritor, during which time he established a strong record of achievement and managerial progression through a variety of increasingly responsible assignments, the most recent of which was in the capacity of Vice President and General Manager of the Suspension, Trailer and Ride Control Division with responsibilities in the Americas, Asia and Europe.

During his career with ArvinMeritor, Mr. Carvalho also held executive responsibility for several global business units within the Commercial Vehicle Systems Group, including Bus and Coach Products, Government Products, Specialty Trucks Products and Braking Systems.  Furthermore, he has held responsibility for a variety of engineering and business development roles, in addition to implementing numerous continuous improvement and lean enterprise initiatives.  Mr. Carvalho, age 50, holds a Bachelor degree in Nuclear Physics from the University of Sao Paulo, Brazil.

Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, “It is with great pleasure that we welcome Sergio to the Sypris executive team.  Sergio’s extensive experience, industry knowledge and track record of success will be invaluable in overseeing the continued development of Sypris Technologies into a larger, increasingly profitable global enterprise.”

Gill added, “After thirty plus years with Sypris, Sypris Technologies and its predecessor, Jack Kramer has left an indelible mark on Sypris.  Jack has overseen the unprecedented expansion of Sypris Technologies, effectively transforming the company into a leading Tier 2 supplier to the commercial vehicle industry.  We thank Jack for his long and distinguished service and wish him and his family the very best during the coming years.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products.  The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services.  For more information about Sypris Solutions, visit its Web site at www.sypris.com.

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        101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com